Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 27th day of August, 2012, by and between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (together with its successors and assigns, the “Company”), and Stuart A. Arbuckle (the “Executive”).

W IT N E S S E T H

WHEREAS, the Company is employing the Executive as the Company’s Executive Vice President and Chief Commercial Officer; and

WHEREAS, the Executive has been designated as a member of the Executive Team of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which mutually is acknowledged, the Company and the Executive (each individually a “Party”, and together the “Parties”) agree as follows:

1. DEFINITIONS.

“Base Salary” shall mean the Executive’s base salary in accordance with Section 4 below.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) the Executive is convicted of a crime involving moral turpitude, (ii) the Executive commits a material breach of any provision of this Agreement not involving the performance or nonperformance of duties, or (iii) the Executive, in carrying out the Executive’s duties, acts or fails to act in a manner that is determined, in the sole discretion of the Board, after written notice of any such act or failure to act and a reasonable opportunity to cure the deficiency has been provided to the Executive, to be (A) willful gross neglect or (B) willful gross misconduct resulting, in either case, in material harm to the Company unless such act, or failure to act, was believed by the Executive, in good faith, to be in the best interests of the Company.

“Change of Control” shall have the meaning set forth in the Change of Control Agreement.

“Change of Control Agreement” shall mean the Change of Control letter agreement between the Company and the Executive, which shall be effective as of the Effective Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock of the Company.

“Disability” or “Disabled” shall mean a disability as determined under the Company’s long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a “disability” as defined under Section 22(e)(3) of the Code.

“Effective Date” shall mean September 4, 2012.

“Good Reason” shall mean that, without the Executive’s consent, one or more of the following events occurs:

(i)                                     the Executive’s duties are materially diminished to an extent that results in either (A) the Executive no longer being an “officer,” as such term is defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934; or (B) the Executive ceases to be a member of the executive management team of the Company; or

(ii)                                  the Executive’s Base Salary is decreased unless such reduction is part of an across-the-board proportionate reduction in the salaries of the Company’s senior management team; or

(iii)                               the office to which the Executive is assigned is relocated to a place 35 or more miles away and such relocation is not at the Executive’s request or with the Executive’s prior agreement (and other than, for Executives assigned to the Company’s principal executive offices, in connection with a change in location of the Company’s principal executive offices);

provided that Good Reason shall not exist unless and until within 30 days after the event giving rise to Good Reason under either (i), (ii) or (iii) above has occurred, the Executive delivers a written termination notice to the Company stating that an event giving rise to Good Reason has occurred and identifying with reasonable detail the event that the Executive asserts constitutes Good Reason under either (i), (ii) or (iii) above and the Company fails or refuses to cure or eliminate the event giving rise to Good Reason on or within 30 days after receiving such notice.  To avoid doubt, the termination of the Executive’s employment would become effective at the close of business on the thirtieth day after the Company receives the Executive’s termination notice, unless the Company cures or eliminates the event giving rise to Good Reason prior to such time.

“Severance Payment” shall mean an amount equal to the sum of the Base Salary in effect on the date of termination of Executive’s employment, plus the amount of the Target Bonus for the Executive for the year in which the Executive’s employment is terminated; provided, however, that if the Executive terminates the Executive’s employment for Good Reason based on a reduction in Base Salary, then the Base Salary to be used in calculating the Severance Payment shall be the Base Salary in effect immediately prior to such reduction in Base Salary.

“Target Bonus” shall mean the target cash bonus for which the Executive is eligible on an annual basis, at a level consistent with the Executive’s title and responsibilities, under the Company’s bonus program then in effect and applicable to the Company’s senior executives generally.

2. TERM OF EMPLOYMENT.

The Company hereby employs the Executive, and the Executive hereby accepts such employment, continuing until termination in accordance with the terms of this Agreement.  The period during which the Executive is employed hereunder is referred to in this Agreement as the “term of employment.”

3. POSITION.

On the Effective Date, the Executive is employed as the Company’s Executive Vice President and Chief Commercial Officer.

4. BASE SALARY.

The Executive’s annualized Base Salary as of the date of this Agreement is $525,000.00, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually, and any changes thereto (which shall thereafter be deemed the Executive’s Base Salary) shall be solely within the discretion of the Board.

5. TARGET BONUS/INCENTIVE COMPENSATION PROGRAM.

(a)                                 Target Bonus Program:  The Executive shall participate in the Company’s Target Bonus program (and other cash incentive compensation programs) applicable to the Company’s senior executives, as any such programs are established and modified from time to time by the Board in its sole discretion, and in accordance with the terms of such program.

(b)                                 Sign-On Cash Bonus: The Executive shall receive a sign-on cash bonus in the amount of $365,000 payable (with appropriate deductions as required by law) to the Executive at the first regular pay date applicable to the Executive after the Effective Date.  If the Executive terminates this Agreement without Good Reason, and other than as a result of death or Disability, during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, the Executive shall repay the sign-on cash bonus to the Company within 30 days of such termination.

(c)                                  Sign-On Stock Option Grant:  The Executive shall be granted a stock option under the Company’s 2006 Stock and Option Plan (the “Stock Plan”) to purchase 72,500 shares of the Company’s common stock at a price equal to the Fair Market Value of Vertex’s shares, as defined in the Stock Plan, on the Effective Date.  The option will vest and become exercisable as to equal numbers of shares quarterly in arrears over the four year period commencing on the Effective Date, and as otherwise specified herein and in the Stock Plan, and shall be subject to the other terms and conditions specified in a separate grant agreement attached hereto as Exhibit A.

(d)                                 Sign-On Restricted Stock Grants:

(i)                                     the Executive will purchase, in accordance with the terms of a Restricted Stock Agreement executed and delivered to the Company by the Executive on the Effective Date (the “Grant Date”), 9,667 shares of the Company’s Common Stock, at a purchase price per share of $0.01.  The Company will retain the right to repurchase these shares at $0.01 per share purchase price should the Executive experience a termination of employment, as such term is used in the Stock Plan, but this repurchase right will lapse as to one quarter of the total number of shares on the last calendar day of the anniversary month of hire each year the executive is employed until fully vested, and shall be subject to the other terms and conditions specified in a separate grant agreement attached hereto as Exhibit B; and

(ii)                                  the Executive will purchase, in accordance with the terms of a Restricted Stock Agreement executed and delivered to the Company by the Executive on the Grant

Date (the “Special Grant”), 30,000 shares of the Company’s Common Stock, at a purchase price per share of $0.01.  Subject to the provisions of Section 10(c)(iv), the Company will retain the right to repurchase these shares at $0.01 per share purchase price should the Executive experience a termination of employment, as such term is used in the Stock Plan, but this repurchase right will lapse as to one third of the total number of shares on the last calendar day of the anniversary month of hire each year the executive is employed until fully vested, and shall be subject to the other terms and conditions specified in a separate grant agreement attached hereto as Exhibit C.

6.  INCENTIVE COMPENSATION PROGRAMS.

During the term of employment, the Executive shall be eligible to participate in the Company’s incentive compensation programs applicable to the Company’s senior executives, as such programs may be established and modified from time to time by the Board in its sole discretion.

7. EMPLOYEE BENEFIT PROGRAMS.

During the term of employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements offered by the Company to its senior executives, as such plans, programs and arrangements may be amended from time to time, to the same extent and on the same terms applicable to other senior executives. Nothing in this section shall preclude the Company from amending or terminating any of its employee benefit plans, programs or arrangements.

8. VACATION.

During the term of employment, the Executive shall be entitled to paid vacation days each calendar year in accordance with the Company’s vacation policy then in effect.

9. RELOCATION REIMBURSEMENT.

The Executive will be reimbursed for relocation costs in accordance with the Company’s relocation reimbursement policy currently in effect.

10. TERMINATION OF EMPLOYMENT.

(a)  Termination in Connection with a Change of Control.  To the extent the Executive is entitled, in connection with the Executive’s termination of employment, to severance or other benefits under the Change of Control Agreement, the Executive shall not be entitled to corresponding benefits under this Section 10.

(b) Termination by the Company for Cause; or Termination by the Executive without Good Reason.  If the Company terminates the Executive’s employment for Cause, or if the Executive voluntarily terminates the Executive’s employment, other than for Good Reason, death or Disability, the term of employment shall end as of the date specified below, and the Executive shall be entitled to the following:

(i)             Base Salary earned by Executive but not paid through the date of termination of Executive’s employment under this Section 10(b); and

(ii)          any amounts earned, accrued or owing to the Executive but not yet paid under Sections 5, 6, or 7  above.

Termination by Company for Cause shall be effective as of the date noticed by the Company.  Voluntary termination by Executive other than for Good Reason, death or Disability shall be effective upon 90 days’ prior written notice to the Company and shall not be deemed a breach of this Agreement.

(c) Termination by the Company Without Cause; or Termination by the Executive for Good Reason.  If the Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), or is terminated by the Executive for Good Reason (in accordance with the notice and cure provisions set forth in the definition of “Good Reason” above), the Executive shall be entitled to the following (provided that, with respect to (iii) and (v) such amounts shall be subject to and in exchange for a general release of all claims against the Company, its subsidiaries, and their officers, directors, agents and representatives, which is executed by Executive and becomes enforceable and non-revocable within 60 days of the date of termination):

(i)             Base Salary earned by Executive but not paid through the date of termination of Executive’s employment under this Section 10(c);

(ii)          all incentive compensation awards earned by Executive but not paid prior to the date of termination of Executive’s employment under this Section 10(c);

(iii)       a cash payment to the Executive in an amount equal to the Severance Payment, payable within ten days after the execution of a general release and expiration, without revocation, of any applicable revocation periods under the general release provided that if the 60-day period during which the release is required to become effective and irrevocable begins in one calendar year and ends in another calendar year, the Severance Payment shall not be made before the first day of the second calendar year;

(iv)      the Company’s right to repurchase the shares of restricted stock subject to the Special Grant shall lapse in full;

(v)         any amounts earned, accrued or owing to the Executive but not yet paid under Sections 5, 6 or 7 above;

(vi)      if COBRA coverage is elected by the Executive, the Company shall pay the cost of insurance continuation premiums on the Executive’s behalf (whether or not covered by COBRA), which payments shall be taxable income to the Executive, to continue standard medical, dental and life insurance coverage for the Executive (or the cash equivalent of same in the event the Executive is ineligible for continued coverage), until the earlier of:

(A)       the date 12 months after the date the Executive’s employment is terminated; or

(B)       the date, or dates, on which the Executive receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis).

To the extent (A) any payments or benefits to which the Executive becomes entitled under this letter agreement, or under any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (B) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earlier of (i) the date that is immediately following the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or his beneficiary in one lump sum (without interest). Any termination of the Executive’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of any payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are either exempt from or comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurs such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

11. ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

12. REPRESENTATIONS.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between her and any other person, firm or organization that would be violated by the performance of the Executive’s obligations under this Agreement.

13.  INDEMNIFICATION; INSURANCE.

The Executive shall at all times be indemnified and eligible for advancement of expenses on the same basis as is provided for the Company’s other executive officers and in accordance with the provisions of the Company’s charter and by-laws then in effect.  The Executive shall also be covered under all of the Company’s policies of liability insurance maintained for the benefit of its directors and officers on the same basis as is provided for its other executive officers.

14. ENTIRE AGREEMENT; TERMINATION.

This Agreement, the agreements referenced herein and the Employee Non-Disclosure, Non-Competition & Inventions Agreement between the Executive and the Company contain the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.  Subject to the terms of this Agreement, the Company shall be entitled to terminate the Executive’s employment at any time, and the Executive may terminate the Executive’s employment by the Company, at any time subject to the provisions of Section 10(b) of this Agreement, in each case by written notice provided in accordance with Section 21 of this Agreement.

15. AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company provided that the Company may, without the Executive’s consent, unilaterally adopt amendments that may be required so that this Agreement continues to comply with applicable law or regulations, including without limitation Section 409A of the Code, provided such amendments do not adversely affect the benefits to the Executive under this Agreement.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

16. SEVERABILITY.

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17. SURVIVORSHIP.

The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

18. BENEFICIARIES/REFERENCES.

The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

19. GOVERNING LAW/JURISDICTION.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts without reference to principles of conflict of laws.

20. RESOLUTION OF DISPUTES.

Any disputes arising under or in connection with this Agreement may, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Massachusetts in accordance with the Rules and Procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator, and the three arbitrators shall form an arbitration panel that shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Costs of the arbitrator or arbitrators and other similar costs in connection with an arbitration shall be shared equally by the Parties; all other costs, such as attorneys’ fees incurred by each Party, shall be borne by the Party incurring such costs.

21. NOTICES.

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, MA 02139-4242
Attn: Chief Executive Officer
with copies to:
the Chief Legal Officer

If to the Executive:	at the Executive’s home address listed in the Company records.

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

22. HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

23. COUNTERPARTS.

This Agreement may be executed in two or more counterparts.

24. SECTION 409A COMPLIANCE.

It is the intention of the Company and the Executive that this Agreement and the payments provided for herein meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payments.  The Company and the Executive agree to cooperate in good faith in preparing and executing, at such time as sufficient guidance is available under Section 409A and from time to time thereafter, such amendments to this Agreement, if any, as the Executive may reasonably request solely for the purpose of assuring that this Agreement and the payments provided hereunder meet the requirements of Section 409A.  Nothing in this Section 23 shall require the Company to increase the Executive’s compensation or make the Executive whole for any requested changes.

25. TAX WITHHOLDING; NO GUARANTEE OF ANY TAX CONSEQUENCES.

All payments hereunder shall be subject to all applicable withholding for any federal, state or local income taxes including any excise taxes under the Code.  Notwithstanding any other provision of this Agreement to the contrary or other representation, the Company does not in any way guarantee the tax consequences of any payment or compensation under this Agreement including, without limitation, under Section 409A of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Vertex Pharmaceuticals Incorporated

/s/ Jeffrey M. Leiden
Jeffrey M. Leiden, President, Chairman and
Chief Executive Officer

Executive

/s/ Stuart A. Arbuckle
Stuart A. Arbuckle